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                                                                    EXHIBIT 99.3


                 NEVADA MANHATTAN MINING ANNOUNCES WITHDRAWAL OF
                       PENDING SB-2 REGISTRATION STATEMENT


        CALABASAS, Calif -- Oct. 9, 1997--Nevada Manhattan Mining Inc. (OTC/BB:NVMH), a diversified, international, natural resource company, Thursday announced that due to market conditions, it has requested the Securities and Exchange Commission to withdraw its pending SB-2 Registration Statement effective immediately.

        Christopher D. Michaels, chairman, stated, "The availability of more than 2 million shares of free-trading stock through an initial public offering will place added pressure on the market price of outstanding shares of the company, which has declined recently due to a high volume of short selling. As a result, we think it is in the best interest of the company and the shareholders to request that the Securities and Exchange Commission withdraw our pending SB-2 Registration Statement immediately."

        In addition to its hardwood timber operations in Brazil, Nevada Manhattan Mining also has gold and coal mining concessions in Asia, as well as in Nevada. For more information on Nevada Manhattan Mining or this release, contact Christopher Michaels, CEO, or Jeffrey Kramer, COO, at 818/591-4400, or fax 818/591-4411. E-mail at administration@nevadamanhattan.com.